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                                                                      Exhibit 12

                          Terra Nova (Bermuda) Holdings
                       Ratio of Earnings to Fixed Charges

                             (Dollars in Thousands)
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                                         3 months ended                                Year Ended
                                            March 31,                                 December 31,
                                       -----------------   ---------------------------------------------------------------------
                                              2002             2001           2000           1999          1998          1997
                                       -----------------   ---------------------------------------------------------------------
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Earnings:

Earnings from continuing operations
     before income taxes                     $5,115          $(180,223)    $(144,726)      $(72,602)     $101,261       $91,049
Fixed charges                                 3,381             13,844        14,069         13,874        15,098        14,064
                                             -------       ---------------------------------------------------------------------
     Earnings from continuing operations,

        as adjusted                          $8,496          $(166,379)    $(130,657)      $(58,728)     $116,359      $105,113
                                             =======       =====================================================================

Fixed Charges:

Interest Expense                             $3,065            $12,365       $12,400        $12,400       $13,697       $12,710

Portion of rental expense representative
     of interest                                316              1,479         1,669          1,474         1,401         1,354
                                             -------       ---------------------------------------------------------------------
     Fixed Charges                           $3,381            $13,844       $14,069        $13,874       $15,098       $14,064
                                             =======       =====================================================================

Ratio of Earnings to Fixed Charges              2.5              -12.0          -9.3           -4.2           7.7           7.5

Deficiency in the coverage of fixed charges

     by earnings before fixed charges            $-           $180,223      $144,726        $72,602            $-            $-

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Notes:
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o    The Company's consolidated insurance company subsidiaries are subject to certain regulatory restrictions on the payment of dividends or advances to the Company.